UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2014

Commission File Number: 001-36261

CHC Group Ltd.
(Exact name of Registrant as specified in its charter)

Cayman Islands	98-0587405
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
190 Elgin Avenue
George Town
Gran Cayman, KY1-9005
Cayman Islands
(Address of principal executive offices, including zip code)

(604) 276-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Appointment of Director
Effective December 12, 2014, CHC Group Ltd. (or the Company) increased the size of its Board of Directors (or the Board) from nine to ten members. Following such increase, the Board elected William G. Schrader to serve on the Board as a Class II director until the Company’s 2015 annual general meeting of shareholders, or until his earlier death, resignation, retirement, disqualification or removal in accordance with the Articles of Association of the Company. The Board has determined that Mr. Schrader is an independent director as defined under the rules of the New York Stock Exchange. On the same day, Dod E. Wales stepped down from the Audit Committee of the Board and Mr. Schrader was elected to serve on the Audit Committee and the Health, Safety and Environment Committee. Mr. Wales remains a member of the Board. Mr. Schrader’s election was recommended to the Board by its Nominating and Corporate Governance Committee.
In accordance with the Company’s Compensation Terms for Independent Non-Employee Directors, Mr. Schrader is entitled to receive a $90,000 annual cash retainer for service as a Board member, payable quarterly in arrears, as well as a supplemental annual retainer of $10,000 as a member of the Audit Committee of the Board, in each case, pro-rated for the period of his service. Mr. Schrader was awarded restricted stock units under the Company’s 2013 Omnibus Incentive Plan with a value of $125,000 on December 12, 2014. The award will vest in full on the one year anniversary of the date of grant, subject to Mr. Schrader’s continued service as a director through the vesting date.
In connection with joining the board of directors, Mr. Schrader became a beneficiary of the Company’s standard form of indemnification agreement. The indemnification agreement provides, among other things, that the Company will indemnify Mr. Schrader for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Articles of Association. The form of indemnification agreement was previously filed as Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (No. 333-198876) as filed with the Securities and Exchange Commission on September 22, 2014, and is incorporated herein by reference.
There are no arrangements or understandings between Mr. Schrader and any other persons pursuant to which he was elected as a director of the Company. There are no family relationships between Mr. Schrader and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Schrader and the Company.
Mr. Schrader, 56, is the former Chief Operating Officer of TNK-BP, an oil and gas company operating in Russia, Ukraine and Belarus, where he served from September 2009 to June 2011. At TNK-BP, Mr. Schrader oversaw the upstream and downstream gas and power operations, supply chain management, technology and health, safety and environment functions. Mr. Schrader's career also includes other senior assignments at BP plc and the Azerbaijan International Operating Company. Mr. Scharder is currently serving on the boards of directors of Hess Corporation, Bahamas Petroleum Company plc, and Ophir Energy plc. Mr. Schrader holds a BSc in Chemical Engineering from the University of Cincinnati and an MBA from the University of Houston.
A copy of the Company’s press release announcing the appointment of Mr. Schrader is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press Release

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHC GROUP LTD.

By:	/s/ Russ Hill
Name: Russ Hill
Authorized Signatory
Date: December 15, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release